EDGAR Online, Inc. to Acquire Financial Insight Systems
Acquisition Doubles Revenues and Significantly Improves Cash Flow

Norwalk, CT, October 19, 2000 —EDGAR Online, Inc. (NASDAQ: EDGR), the leading Internet-based provider of business, financial and competitive information derived from U.S. Securities and Exchange Commission EDGAR filings, today announced that it has entered into a definitive agreement to acquire Financial Insight Systems (FIS), a privately-held company that sells EDGAR-derived data and information systems to large financial institutions. The acquisition will significantly enhance EDGAR Online’s position as a leading, full service, financial information provider. The combined company is expected to have an immediate revenue run-rate in excess of $20 million per year upon completion of the transaction, doubling the current revenues of EDGAR Online and moving the company toward profitability.

Under the terms of the stock purchase agreement, EDGAR Online will purchase all the outstanding shares of FIS for $11.8 million in cash, 2.45 million shares of newly issued EDGAR Online stock and a $6 million two-year 7.5% note, for a total transaction value of $28 million. The transaction has been recommended by the Board of Directors of each company and is expected to close within a month. EDGAR Online shareholder approval is not required.

Transaction Highlights:

•	Increase in Corporate Customers. The addition of FIS’s corporate customer base will enable EDGAR Online to reach its stated revenue mix objective one year ahead of schedule. More than 70% of EDGAR Online’s revenues will now come from sales of customized data and information services directly to corporations. FIS major clients include NASDAQ, Thomson Financial, Pink Sheets, CCH and Verizon.

•	Improves Cash Flow. The combined company expects to be cash flow positive during fourth quarter 2000.

•	Stronger Technology Focus. The combined company will have over 70 technologists who will enable EDGAR Online to accelerate product development and complete custom work for its expanding list of corporate clients. Albert Girod, founder and CEO of FIS, will become the Chief Technology Officer of EDGAR Online and will join the company’s Board of Directors.

“Our two companies couldn’t be better suited,” said Susan Strausberg, CEO of EDGAR Online. “We have built a strong EDGAR Online brand name known for information services provided both on public Web sites and as customized data services sold directly to corporations. FIS has concentrated on developing the technology base needed to extract and deliver very high quality information from EDGAR filings. It has used this superior technology to penetrate the high-end of the financial information markets. Together we will have the marketing, technology and critical mass needed to become a major player in the business information industry.”

According to Albert Girod, founder and CEO of FIS, “This transaction clearly positions EDGAR Online as the leader in the financial information industry. The company will have a long list of blue chip clients and an unmatched array of real-time products and services. We are pleased to be partnering with such a formidable force in the industry.”

Don Bosic, Senior Vice President of the Interactive Group at NASDAQ, said “NASDAQ looks forward to taking advantage of the new services that will be available to us as a result of the combination between FIS and EDGAR Online.”

While this acquisition bolsters primarily the corporate segment of its business, EDGAR Online remains committed to its Internet-based advertising and on-line subscriptions revenue streams, which are expected to account for approximately 25% of revenues next year. New products available from FIS will be added to EDGAR Online’s websites as a result of the transaction.

EDGAR Online’s headquarters will remain in Norwalk, Connecticut. The combined company will have approximately 120 employees with offices in Baltimore and Rockville, Maryland; Kirkland, Washington; and New York City.

About FIS

FIS is a privately-held company that develops Internet-based financial and business system solutions and sells EDGAR-derived data and information systems to large financial institutions. FIS’s revenues of $6 million for the first nine months of 2000 came from sales of EDGAR-derived data and customized applications services programming to major corporate customers. In addition to supplying customized data services to financial clients, FIS is a leading developer of Internet-based financial and business system solutions. Proven web-technologies are used to assist companies in developing customized client-server applications that make use of the data streams supplied by FIS. For more information, please visit the Company’s Web site at http://www.finsys.com.

About EDGAR Online, Inc.

EDGAR Online is the leading business-to-business and Web-based provider of business, financial and competitive information derived from U.S. Securities and Exchange Commission (SEC) data. Based in Norwalk, Connecticut, EDGAR Online has offices in Kirkland, Washington and New York City. The company sells to the corporate market and Internet portals as well as running five destination Web sites (http://www.EDGAR-online.com, http://www.freeEDGAR.com, http://www.ipo-express.com, http://www.insidertrader.com, http://www.fd-express.com). For more information, please visit the Company’s Web site at http://www.EDGAR-online.com/news.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the U.S. Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with our recent acquisition and other acquisitions which we may consummate in the future, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies. EDGAR is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc., and is neither approved by, nor affiliated with the SEC.